Exhibit 99.1

N E W S R E L E A S E

Atmel Confirms Appointment of Steve Skaggs as Permanent Chief Financial Officer

San Jose, CA, May 22, 2013 - Atmel® Corporation (NASDAQ: ATML), a leader in microcontroller and touch technology solutions, today announced that Steve Skaggs has been appointed as the company's permanent Senior Vice President & Chief Financial Officer, effective immediately. Mr. Skaggs had been serving as interim Chief Financial Officer since April 2, 2013.

“We are pleased that Steve has decided to accept the permanent position, making for a seamless transition given his tenure at Atmel, prior leadership history, and semiconductor experience,” said Steven Laub, President and Chief Executive Officer.

Mr. Skaggs joined Atmel in 2010. He worked previously at Lattice Semiconductor, where he served as President and CEO and also as CFO. Prior to Lattice, Mr. Skaggs was employed by Bain & Company, an international strategic consulting firm, where he specialized in high technology product strategy, mergers and acquisitions and corporate restructurings. He holds an MBA degree from the Harvard Business School and a BS degree in Chemical Engineering from the University of California, Berkeley.

About Atmel
Atmel Corporation (NASDAQ: ATML) is a worldwide leader in the design and manufacture of microcontrollers, capacitive touch solutions, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry's broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions focused on industrial, consumer, communications, computing and automotive markets.

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Safe Harbor for Forward-Looking Statements
Information in this release regarding Atmel's forecasts, business outlook, expectations, and beliefs are forward-looking statements that involve risks and uncertainties. These statements may include comments about our future operating and financial performance, including our earnings outlook and the progress we may achieve with the integration of acquired products into our business plans and strategies. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include risks detailed from time to time in Atmel's SEC reports and filings, including our Form 10-K for the year ended December 31, 2012, filed on February 26, 2013 and our subsequent Form 10-Q reports. Atmel assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:
Peter Schuman
Senior Director, Investor Relations
Tel: 1-408-437-2026

Press Contact:
Sander Arts
Vice President of Corporate Marketing
sander.arts@atmel.com
Tel: 1-408-451-4885